UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Synthesis Energy Systems, Inc.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SYNTHESIS ENERGY SYSTEMS, INC.

Three Riverway, Suite 300

Houston, Texas 77056

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held December 12, 2012

You are cordially invited to attend the annual meeting of the stockholders of Synthesis Energy Systems, Inc., which will be held at 8:00 a.m. Central time on December 12, 2012, at our offices at Three Riverway, Suite 300, Houston, Texas 77056, for the following purposes:

1.	To elect eight directors;

2.	To amend our Amended and Restated 2005 Incentive Plan, as amended, to increase the number of shares available under such Plan from 8,000,000 to 9,800,000 shares;

3.	To ratify the selection of PricewaterhouseCoopers LLP to serve as our independent registered public accountants for the fiscal year ending June 30, 2013; and

4.	To consider and act on such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

If you were a stockholder at the close of business on October 26, 2012, you are entitled to notice of and to vote at the meeting. A stockholders’ list will be available at our offices, Three Riverway, Suite 300, Houston, Texas 77056, for a period of ten days prior to the meeting or any adjournment or postponement of the meeting. The stockholders’ list will also be available for inspection at the meeting.

Your vote is important. Whether or not you expect to attend the meeting, please sign and date the enclosed proxy card and return it to us promptly. A stamped envelope has been provided for your convenience. Alternatively, you may vote via the telephone or the Internet by following the instructions set forth on the enclosed proxy card. The prompt return of proxies will ensure a quorum and save us the expense of further solicitation.

By Order of the Board of Directors,

/s/ Robert Rigdon

Robert Rigdon

President and Chief Executive Officer

October 29, 2012

SYNTHESIS ENERGY SYSTEMS, INC.

THREE RIVERWAY, SUITE 300

HOUSTON, TEXAS 77056

PROXY STATEMENT

Our Board of Directors (the “Board”) is soliciting proxies for the annual meeting of our stockholders for the year ended June 30, 2012 (the “Annual Meeting”) to be held at our offices at Three Riverway, Suite 300, Houston, Texas 77056, on December 12, 2012, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying notice. This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about November 1, 2012. Stockholders are urged to read carefully the material in this proxy statement.

QUESTIONS AND ANSWERS

Q:	Who can attend and vote at the Annual Meeting?

A:	You can attend and vote at the Annual Meeting if you were a stockholder at the close of business on the record date, October 26, 2012. On that date, there were 62,577,157 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

Q:	What am I voting on?

A:	You are voting on:

•	The election of eight directors;

•	An amendment to our Amended and Restated 2005 Incentive Plan, as amended (the “2005 Plan”), to increase the number of shares available under the 2005 Plan from 8,000,000 to 9,800,000 shares; and

•	The ratification of PricewaterhouseCoopers LLP to serve as our independent registered public accountants for the fiscal year ending June 30, 2013.

Q:	How do I cast my vote?

A:	If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the registered stockholder for those shares. As the registered stockholder, you have the right to vote those shares and we will send you the proxy materials and a proxy card. You should sign and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials, and your shares will be voted at the meeting in the manner you direct. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted as recommended by the Board on all matters, and in the discretion of the proxy holders as to any other matters that may properly come before the meeting or any postponement or adjournment of the meeting. We do not know of any other business to be considered at the meeting other than the proposals noted herein.

If your shares are registered in the name of a broker, bank or other nominee (typically referred to as being held in “street name”), you will receive instructions from your broker, bank or other nominee that must be followed in order for your broker, bank or other nominee to vote your shares per your instructions. Many brokerage firms and banks have a process for their beneficial holders to provide instructions via the Internet or over the telephone. If Internet or telephone voting is unavailable from your broker, bank or other nominee, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided.

In the event you do not provide instructions on how to vote, your broker may not have authority to vote your shares. Under the rules that govern brokers who are voting with respect to shares that are held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Voting for the election of directors and the amendment to the 2005 Plan would not be considered to be a routine matter. See “Vote Required” following the proposal for further information.

If you hold shares through a broker, bank or other nominee and wish to be able to vote in person at the meeting, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspector of election with your ballot at the meeting.

Q:	What voting methods are available?

A:	We send proxy cards to all registered stockholders to enable them to vote their shares. Stockholders who submit a proxy card need not vote at the Annual Meeting. However, we will pass out written ballots to any registered stockholder or holder of a legal proxy who wishes to vote in person at the Annual Meeting. Alternatively, you may vote via the telephone or the Internet by following the instructions set forth on the enclosed proxy card.

Q:	Can I vote by telephone or via the Internet?

A:	Yes, you may vote via the telephone or the Internet by following the instructions set forth on the enclosed proxy card.

Q:	Are the proxy materials available on the Internet?

A:	Pursuant to the rules of the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and a copy of our Annual Report are available on the “Investors” section of our web site at www.synthesisenergy.com. Additionally, and in accordance with SEC rules, we maintain the proxy materials on our website in a manner that will not infringe on your anonymity if you access them.

Q:	How does the Board recommend I vote on the proposal?

A:	The Board recommends you vote “FOR” each of the nominees to the Board, “FOR” the amendment to the 2005 Plan and “FOR” the ratification of our independent registered public accountants for the fiscal year ending June 30, 2013.

Q:	Can I revoke my proxy?

A:	Yes. If you are a registered stockholder, you can revoke your proxy at any time before it is exercised by: (i) submitting a properly signed proxy card with a more recent date; (ii) if you have voted via the Internet, by voting again via the Internet; (iii) giving written notice of your revocation before the Annual Meeting to Kevin Kelly, our Chief Accounting Officer, Controller and Secretary, at our offices, Three Riverway, Suite 300, Houston, Texas 77056; or (iv) attending the Annual Meeting and voting your shares in person.

If you are a beneficial owner, please refer to the voting instructions provided by your individual broker, bank, trustee or other nominee for their procedures for revoking or changing your vote.

Q:	Who will count the votes?

A:	One of our officers or our attorney will act as the inspector of the election and will count the votes.

Q:	Why is my proxy being solicited and who pays the cost for such solicitation?

A:	Because many stockholders are unable to attend the Annual Meeting, the Board solicits proxies to ensure that each stockholder has an opportunity to vote on all matters scheduled to come before the Annual Meeting. In addition to the solicitation by the Board, we have retained Georgeson, Inc., a proxy soliciting firm, to assist with the solicitation of proxies for a fee not to exceed $7,000, plus reimbursement for out-of-pocket expenses. We will bear the costs of the proxy solicitation. In addition to solicitation by mail, our officers, directors and regular employees may solicit your proxy by telephone, by facsimile transmission or in person, for which they will not be compensated.

Q:	What is a quorum?

A:	A quorum is the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock as of the record date. There must be a quorum for the Annual Meeting to be held. If you submit a valid proxy card or attend the Annual Meeting, your shares will be counted to determine whether there is a quorum. Abstentions and broker non-votes will be counted toward the quorum.

Q:	What happens if there is not a quorum at the Annual Meeting?

A:	Pursuant to our Amended and Restated Bylaws (the “Bylaws”), the Annual Meeting may be adjourned by the chairman of the Annual Meeting to reconvene at the same or some other place. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjournment shall be given to each stockholder of record entitled to vote at the Annual Meeting. If the adjournment is for less than 30 days, no additional notice will be delivered.

Q:	What vote is required to approve each item?

A:	Election of Directors. The eight nominees for election as directors at the Annual Meeting who receive the greatest number of votes cast by the stockholders, a plurality, will be elected as our directors. You may vote “FOR” all nominees or withhold your vote for any one or more of the nominees. Abstentions and broker non-votes will not affect the outcome of the election of directors. If you hold your shares through a broker, bank, trustee or other nominee and you do not instruct them on how to vote on this proposal, your broker or other nominee will not have authority to vote your shares.

Amendment to the 2005 Plan. The approval of the amendment to the 2005 Plan requires the affirmative vote of the holders of a majority of the shares represented at the Annual Meeting, in person or by proxy, and entitled to vote. For the approval of the amendment to the 2005 Plan, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. Abstentions will have the same effect as a vote “AGAINST” the ratification of our independent registered public accountants for the fiscal year ending June 30, 2013. Broker non-votes will have no effect on the approval of this proposal.

Ratification of PricewaterhouseCoopers LLP to serve as our independent registered public accountants for the fiscal year ending June 30, 2013. The affirmative vote of the holders of a majority of the shares of common stock entitled to vote and represented at the Annual Meeting, in person or by proxy, is required to approve the ratification of the independent registered public accountants for the fiscal year ending June 30, 2013. For the ratification of PricewaterhouseCoopers LLP to serve as our independent registered public accountants for the year ended June 30, 2013, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. Abstentions will have the same effect as a vote “AGAINST” the ratification of our independent registered public accountants for the fiscal year ending June 30, 2013. Broker non-votes will have no effect on the approval of this proposal.

Q:	What shares are included on my proxy card?

A:	Your proxy card represents all shares registered to your account with the same social security number and address.

Q:	What does it mean if I get more than one proxy card?

A:	Your shares are probably registered in more than one account. You should vote each proxy card you receive. We encourage you to consolidate all your accounts by registering them in the same name, social security number and address. This can be accomplished by contacting your stock broker.

Q:	How many votes can I cast?

A:	On all matters, you are entitled to one vote per share of common stock.

Q:	When are stockholder proposals due for the Annual Meeting of Stockholders for the year ended June 30, 2013?

A:	See “Other Information – Stockholder Proposal Information” for a detailed summary of how to present proposals for the Annual Meeting of Stockholders for the year ended June 30, 2013.

Q:	Where can I find the voting results of the Annual Meeting?

A:	The preliminary voting results will be announced at the Annual Meeting. The final results will be published in a current report on Form 8-K to be filed promptly after the Annual Meeting.

Q:	Who can help answer my questions?

A:	If you have any questions or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact Georgeson, Inc., our proxy solicitor, at 1-800-868-1390.

A copy of the Annual Report, which includes the Form 10-K of Synthesis Energy Systems, Inc. for the fiscal year ended June 30, 2012, is being mailed with this proxy statement. You may receive an additional copy of the Form 10-K and other information at no charge upon request directed to: Kevin Kelly, our Chief Accounting Officer, Controller and Secretary, Synthesis Energy Systems, Inc., Three Riverway, Suite 300, Houston, Texas 77056.

FORWARD-LOOKING STATEMENTS

This proxy statement includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our early stage of development, our estimate of the sufficiency of existing capital sources, our ability to successfully develop our licensing business, our ability to raise additional capital to fund cash requirements for future investments and operations including our China platform initiative, our ability to reduce operating costs, the limited history and viability of our technology, commodity prices and the availability and terms of financing opportunities, our results of operations in foreign countries, our ability to diversify, our ability to complete the restructuring of the ZZ Joint Venture, our ability to obtain the necessary approvals and permits for future projects, the estimated timetables for achieving mechanical completion and commencing commercial operations for the Yima project as well as the ability of the Yima project to produce revenues and earnings, the sufficiency of internal controls and procedures and our ability to effect the ZJX and China Energy transaction based on our ongoing discussions with them, to grow our business and generate revenues and earnings as a result of our proposed China and India platform initiatives, as well as our joint venture with Midas Resource Partners. Although we believe that in making such forward-looking statements our expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. We cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

When used in this proxy statement, the words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statements for a number of important reasons, including those discussed under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in our Annual Report on Form 10-K for the year ended June 30, 2012 and our subsequently filed Quarterly Reports on Form 10-Q.

You should read these statements carefully because they discuss our expectations about our future performance, contain projections of our future operating results or our future financial condition, or state other “forward-looking” information. You should be aware that the occurrence of certain of the events described in this proxy statement could substantially harm our business, results of operations and financial condition and that upon the occurrence of any of these events, the trading price of our Common Stock could decline, and you could lose all or part of your investment.

We cannot guarantee any future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update any of the forward-looking statements in this proxy statement after the date hereof.

Proposal 1

ELECTION OF DIRECTORS

At the Annual Meeting, eight directors are to be elected. All nominees are currently directors. Michael Storey, one of our directors since November 2005, passed away in November 2011 and Gao Feng was appointed to fill this vacancy in September 2012. In October 2012, the Board was expanded to eight directors and Yang Guang was appointed to fill the vacancy created by such expansion. Each director is to hold office until the next annual meeting of stockholders or until his successor is elected and qualified. The persons designated as proxies on the accompanying proxy card intend, unless authority is withheld, to vote for the election of the nominees named below to the Board. If any nominee should become unavailable for election, the proxy may be voted for a substitute nominee as the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”) may recommend and the independent members of the Board may nominate, or the Board may be reduced accordingly. The Nominating and Corporate Governance Committee, which consists solely of directors that are independent within the meaning of Rule 5605 of the NASDAQ Stock Market Rules, recommended the nomination of the eight directors to the Board. Based on that recommendation, the Board nominated such directors for election at the Annual Meeting. The nominees have consented to be nominated and have expressed their intention to serve if elected. We have no reason to believe that any of the nominees will be unable to serve if elected to office and, to our knowledge, the nominees intend to serve the entire term for which election is sought. Only the nominees or substitute nominees designated by the Board will be eligible to stand for election as directors at the Annual Meeting.

Nominees

Certain information regarding the nominees is set forth below:

Name	Age	Position	Director Since
Lorenzo Lamadrid (2), (3)	61	Chairman of the Board	2005
Robert Rigdon	54	President, Chief Executive Officer and Director	2009
Donald Bunnell	47	Director	2003
Denis Slavich (1)	72	Director	2005
Harry Rubin (1)	58	Director	2006
Xu, Ziwang (4)	55	Director	2010
Gao, Feng (5)	42	Vice Chairman of the Board	2012
Yang, Guang (6)	47	Director	2012

(1)	Member of the Compensation Committee, Nominating and Corporate Governance Committee and Audit Committee of the Board during the entire year ended June 30, 2012.
(2)	Appointed to the Nominating and Corporate Governance Committee in November 2011.
(3)	Appointed to the Compensation Committee in November 2011.
(4)	Appointed to the Audit Committee in November 2011.
(5)	Appointed to the Board in September 2012.
(6)	Appointed to the Board in October 2012.

Lorenzo Lamadrid. Mr. Lamadrid has been the Chairman of the Board since April 2005. Since 2001, Mr. Lamadrid has been the Managing Director of Globe Development Group, LLC, a firm that specializes in the development of large scale energy, power generation, transportation and infrastructure projects in China and provides business advisory services and investments with a particular focus on China. Mr. Lamadrid has also been a director of Flow International Corporation since January 2006. Mr. Lamadrid has been a member of the International Advisory Board of Sirocco Aerospace, an international aircraft manufacturer and marketer, since mid-2001. He previously served as President and Chief Executive Officer of Arthur D. Little, a management and consulting company, from 1999 to 2001 (which filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code within two years of his leaving the company), as President of Western Resources International, Inc. from 1996 through 1999 and as Managing Director of The Wing Group from 1993 through 1999. The Wing Group was a leading international electric power project-development company that was sold to Western Resources in 1999. Prior to that, he was with General Electric from 1984 to 1993 serving as corporate officer, Vice President and General Manager at GE Aerospace for Marketing and International Operations, and as General Manager of Strategic Planning and Business Development of GE’s International Sector. Prior to joining GE, Mr. Lamadrid was a senior Manager at the Boston Consulting Group where he worked from 1975 to 1984. Mr. Lamadrid’s experience in business development and management is a key attribute for us, and his background in overseas markets has provided him with valuable insights into our international focus.

Education: Mr. Lamadrid holds a dual bachelor’s degree in Chemical Engineering and Administrative Sciences from Yale University, an M.S. in Chemical Engineering from the Massachusetts Institute of Technology and an M.B.A. in Marketing and International Business from the Harvard Business School.

Directorships in the past five years: Flow International (2006 to present).

Robert Rigdon. Mr. Rigdon is our President and Chief Executive Officer and is also a director. Mr. Rigdon joined us as a director in August 2009, and has served as President and Chief Executive Officer since March 31, 2009. Prior to that, he served as Chief Operating Officer since November 2008 and as Senior Vice President of Global Development since May 2008, where he was responsible for overseeing all aspects of our current and future coal gasification projects worldwide. From June 2004 until joining us, Mr. Rigdon worked for GE Energy in a variety of capacities, including Manager—Gasification Engineering, Director—IGCC Commercialization, and Director—Gasification Industrials and Chemicals Business. For the 20 years previous to this, Mr. Rigdon worked for Texaco, and later ChevronTexaco, as an engineer and in the Worldwide Power & Gasification group, where he ultimately became Vice President—Gasification Technology for the group. As a result of his three decades working on gasification, Mr. Rigdon is experienced in the operational and marketing strategies that are key to our development and success.

Education: Mr. Rigdon is a mechanical engineer with a B.S. from Lamar University.

Directorships in the past five years: None, other than our Board.

Donald Bunnell. Mr. Bunnell is a director and one of our co-founders. He was our President and Chief Executive Officer—Asia Pacific until February 2011 when he resigned to pursue other interests. Since 2009, his duties included oversight of our global licensing business. From 2001 until our founding in 2003, Mr. Bunnell was the Asia Business Development Vice President for BHP Billiton’s aluminum group. Between 1997 and 2001, Mr. Bunnell served in various capacities, including Vice President in charge of Enron China’s power group, and Country Manager, with the power development team of Enron Corporation. During this time, Mr. Bunnell spent three years leading the Enron/Messer/Texaco consortium for the Nanjing BASF Project. From 1995 to 1997, Mr. Bunnell was a manager with Coastal Power Corporation (now part of El Paso Corporation) in Beijing, where he was involved in development of gas turbine power plants and other power projects. Mr. Bunnell has practiced law in Hong Kong, advising clients on China investments, prior to entering the power business. Mr. Bunnell is fluent in Mandarin Chinese, lived in China for over 14 years until 2011, and has 10 years of experience in the China power industry developing projects and managing joint ventures. Mr. Bunnell’s extensive experience in the power industry, wealth of technical knowledge and role as one of our founders provides him with unique insight into potential issues that could emerge with respect to our operational development.

Education: Mr. Bunnell graduated from Miami University with a B.A. and from the William & Mary School of Law with a J.D.

Directorships in the past five years: None, other than our Board.

Denis Slavich. Mr. Slavich has served as a director since November 2005. Mr. Slavich has over 35 years of experience in large scale power generation development. He is currently the Chief Executive Officer and Vice Chairman of Astrata Group Inc, a privately held global telematics company headquartered in Singapore, and an international consultant, as well as an advisor and board member for a number of additional firms. He served as a director of China Advanced Construction Materials Group, Inc., a company traded on the NASDAQ, from September 2009 until May 2011. From 1998 to 2000, Mr. Slavich was the CFO and director of KMR Power Corporation and was responsible for the development of this international IPP company that developed projects in Columbia as well as other areas. From 2000 until 2002, he served as Vice President and CFO of BigMachines Inc., a software company, and from 2001 until the present, he has served as Chairman of Leading Edge Technologies, a privately held desalination technology company. Mr. Slavich also served as acting President for Kellogg Development Corporation, a division of M.W. Kellogg, during 1997. From 1991 to 1995, Mr. Slavich was also a Vice President of Marketing for Fluor Daniel. From 1971 to 1991, Mr. Slavich served in various executive positions at Bechtel Group including Sr. VP, CFO, and director and Sr. VP and division manager of the International Power Division. In addition to his experience in power generation development, Mr. Slavich is experienced in finance and accounting matters and has extensive experience with financial statements.

Education: Mr. Slavich received his Ph.D. from Massachusetts Institute of Technology, his M.B.A. from the University of Pittsburgh and his B.S. in Electrical Engineering from the University of California at Berkeley.

Directorships in the past five years: China Advanced Construction Materials Group, Inc. (2009 to 2011), Leading Edge Technologies (2001 to present), Comsat International (2006-2007), and Astrata Group (2011 to present).

Harry Rubin. Mr. Rubin has served as a director since August 2006. Mr. Rubin is currently Chairman of Henmead Enterprises, in which capacity he advises various companies regarding strategy, acquisitions and divestitures. He held board positions at a number of private and public companies such as the A&E Network, RCA/Columbia Pictures Home Video, the Genisco Technology Corporation and Image-Metrics Plc. He was a founding partner of the Boston Beer Company. In the 12 years prior to 2006, Mr. Rubin held various senior management roles in the computer software industry, including Senior Executive Vice President and Chief Operating Officer of Atari, and President of International Operations and Chief Financial Officer for GT Interactive Software. Mr. Rubin entered the computer software business in 1993 when he became Executive VP for GT Interactive Software as a start-up company, and played a leadership role in GT’s progression as the company went public in 1995 and became one of the largest industry players. Prior to 1993, he held various senior financial and general management positions at RCA, GE and NBC. Through his various management roles, Mr. Rubin has developed an in-depth knowledge and experience in strategic development that is key to our growth.

Education: He is a graduate of Stanford University and Harvard Business School.

Directorships in the past five years: 784 Park Avenue Realty, Inc. (December 2005 to present), Henmead Enterprises, Inc. (1991 to present), Image-Metrics Plc (December 2005 to April 2010).

Xu, Ziwang. Mr. Xu has served as a director since February 2010. Mr. Xu is currently the Chairman of CXC Capital, Inc. and CXC China Sustainable Growth Fund, companies which he founded in March of 2008 and which are based in Shanghai, China. From November of 2005 until founding CXC, he was a private investor in Shanghai and worked on the development of residential real estate projects. During this same time, he was an Advisory Director for Goldman Sachs in Beijing, China. From 1997 through 2005, he served as a Managing Director and Partner for Goldman Sachs in Hong Kong. He is also currently an Advisor with Clayton, Dubilier & Rice, a member of the Board of Overseers of the Fletcher School of Law and Diplomacy at Tufts University, and Vice Chairman, Alumni Association of Economics and Finance, of Fudan University in Shanghai, China. Additionally, he is a member of the Shanghai Comprehensive Economy Studies Council and the Shanghai International Cultural Council. Mr. Xu’s background in overseas markets and his experience in finance matters has provided him with valuable insights into our strategy.

Education : He holds a B.A. from East China Normal University and an M.A. in Economics from Fudan University and an M.A. in International Business from the Fletcher School of Law and Diplomacy at Tufts University.

Directorships in the past five years: CXC Capital, Inc. (2008 to present), Shanghai Ruibo New Energy Automobile Technology Company (2010 to present), Lubao New Energy Company (2007 to present).

Gao, Feng. Mr. Gao has served as Vice Chairman of the Board and a director since September 2012. He has been the Chairman and President of Hongye International Investment Group Co., Ltd. (“Hongye”) since 2007, which is headquartered in Beijing, China. Hongye is a private, diversified group operating in the energy & natural resources, finance and bio-pharmaceuticals industries. Mr. Gao has more than 20 years of experience in the coking and coal mining business. These include working as plant manager at coking plants and serving as chairman and mine manager of various coal mining companies in Inner Mongolia, China. Mr. Gao is currently serving as a Representative of the Wuhai Municipal People’s Congress, Committee Member of the China National Democratic Construction Association Inner Mongolia division, Vice Chairman and Vice President of the Federation of Industry and Commerce of Inner Mongolia, and Director of the China Enterprise Confederation. During Mr. Gao’s distinguished career, he has received numerous important awards, including “Moral Youth Model of China”, “Caring Entrepreneur of China” and “Honest and Trustworthy Entrepreneur in China”. Mr. Gao’s knowledge and skills with respect to Chinese business and financings makes a valuable contribution to the Board of Directors as we place more focus on our China platform initiative.

Directorships in the past five years: Hongye (2007 to present).

Yang, Guang. Dr. Yang has served as a director since October 2012. Dr. Yang is the executive vice president of Hongye, general manager of the Honye biomedical division, and the managing partner of Hongye SD Group, LLC in the United States. Dr. Yang founded Velox Phamaceutical, Inc. in China in 2011 and serves as the Chairman and chief executive officer. Dr. Yang is also an advisory director of Nanjing Sharelink Capital Co., Ltd., a government venture fund company focusing on early stage investment in China. Earlier, Dr. Yang worked in the pharmaceutical industry as principle scientist and director for DuPont, GlaxoSmithKline, Roche-Chugai, and Mitsubishi-Tanabe. Dr. Yang has a Ph.D. in biochemistry from University of Maryland at College Park, a M.S. in organic chemistry from Bucknell University, and a B.S in polymer chemistry from University of Science and Technology of China.

Directorships in the past five years: None.

Arrangement for Nomination of Directors

Pursuant to the terms of the Share Purchase Agreement between us and Hongye, Hongye received the right to nominate two person to the Board for as long as they own or control at least 9% of our total issued and outstanding common stock (and the right to nominate one person to the Board if they own or control less than 9% but at least 5% of our total issued and outstanding common stock). In September 2012, Mr. Gao was appointed to the Board as a designeee of Hongye and is nominated at the Annual Meeting by Hongye. In October 2012, Mr. Yang was appointed to the Board as a designeee of Hongye and is nominated at the Annual Meeting by Hongye.

Vote Required

The eight nominees for election as directors at the Annual Meeting who receive the greatest number of votes cast by the stockholders, a plurality, will be elected as our directors. You may vote “FOR” all nominees, “AGAINST” all nominees or withhold your vote for any one or more of the nominees. Abstentions will not affect the outcome of the election of directors. If you hold your shares through a broker, bank, trustee or other nominee and you do not instruct them on how to vote on this proposal, your broker or other nominee will not have authority to vote your shares.

Board Recommendation

The Board recommends a vote “FOR” each nominee to the Board.

INFORMATION CONCERNING OUR BOARD OF DIRECTORS

Communicating with the Board

Stockholders who wish to communicate to the Board should do so in writing to the following address:

[Name of Director(s) or Board of Directors]

Synthesis Energy Systems, Inc.

Attn: Secretary

Three Riverway, Suite 300

Houston, Texas 77056

All such communications are logged and those not deemed frivolous, threatening or otherwise inappropriate are forwarded to the Chairman of the Nominating and Corporate Governance Committee for distribution.

Board Member Attendance at Annual Meeting of Stockholders

Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders, we encourage directors to attend. None of our directors attended the Annual Meeting of Stockholders for the year ended June 30, 2011 as they were attending a Board meeting in Shanghai, China.

Director Independence

The Board has determined that the following members are independent within the meaning of Rule 5605 of the NASDAQ Listing Rules: Lorenzo Lamadrid, Denis Slavich, Harry Rubin, Xu Ziwang, Gao Feng and Yang Guang.

Board Leadership Structure

Our Board believes that independent leadership is a critical component of our governance structure. Since 2006, our chairman and chief executive officer roles have been separate, and the Board continues to believe that this structure is appropriate at this time. By separating the roles of the chairman and chief executive officer, our chief executive officer can focus his time and energy on setting our strategic direction, overseeing daily operations, developing our future, and promoting employee engagement at all levels of the organization. Meanwhile, our independent chairman leads the Board in the performance of its duties by establishing agendas and ensuring appropriate meeting content, engaging with the chief executive officer and senior management team between Board meetings on business developments, and providing overall guidance to our chief executive officer as to the Board’s views and perspectives, particularly on our strategic direction. As a result of this, we do not believe that a separate lead independent director is necessary at this time. If the positions of chairman and chief executive officer are held by the same person in the future, the Board may select a lead director from among the independent directors.

Board Role in Risk Oversight

Our Board is responsible for oversight of us and our business, including risk management. Together with the Board’s standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees regularly review material strategic, operational, financial, compensation and compliance risks with our senior management. The Audit Committee of the Board (the “Audit Committee”) has oversight responsibility for financial risk (such as accounting, finance, internal controls and tax strategy), and also oversees compliance with applicable laws and regulations. The Compensation Committee of the Board (the “Compensation Committee”) oversees compliance with our compensation plans, and the Nominating and Corporate Governance Committee oversees compliance with our corporate governance principles. Each of the committees report to the Board regarding the areas of risk they oversee.

Meeting Attendance and Board Committees

Meetings of the Board. During the year ended June 30, 2012, the Board held 17 meetings. All directors attended at least 75 percent of the total meetings of the Board and the committees on which they serve for the year ended June 30, 2012. We believe that attendance at meetings of the Board is only one criterion for judging the contribution of individual directors and that all directors have made substantial and valuable contributions.

Audit Committee. During the year ended June 30, 2012, the members of the Audit Committee were Michael Storey (replaced by Xu Ziwang in October 2011 upon Mr. Storey’s death), Denis Slavich and Harry Rubin, with Denis Slavich serving as Chairman. The Board has determined that Denis Slavich is an audit committee financial expert under Item 407(d) of Regulation S-K of the SEC. All of the members of the Audit Committee were and are independent within the meaning of Rule 5605 of the NASDAQ Listing Rules. The Audit Committee operates under a written charter adopted by the Board which is available under “Corporate Governance” at the “Investors” section of our website at www.synthesisenergy.com. The Audit Committee met seven times during the year ended June 30, 2012.

The primary purpose of the Audit Committee is to assist the Board in overseeing (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements, (c) the qualifications and independence of the independent registered public accountants and (d) the performance of our internal auditors (or other personnel responsible for the internal audit function).

Compensation Committee. During the year ended June 30, 2012, the members of the Compensation Committee were Michael Storey (replaced by Lorenzo Lamadrid in October 2011 upon Mr. Storey’s death), Denis Slavich and Harry Rubin, with Michael Storey serving as Chairman (Mr. Rubin assumed the Chairmanship in October 2011 upon Mr. Storey’s death). All of the members were and are independent within the meaning of Rule 5605 of the NASDAQ Listing Rules. The Compensation Committee operates under a written charter adopted by the Board which is available under “Corporate Governance” at the “Investors” section of our website at www.synthesisenergy.com. The Compensation Committee met six times during the year ended June 30, 2012.

The primary purpose of the Compensation Committee is to provide oversight on the broad range of matters surrounding the compensation of management, including recommending to the Board the compensation for our chief executive officer and approving the compensation and employee benefits for our other executive officers and employees. The Compensation Committee determines the total compensation (including the nature and amount of each element of the compensation) of Robert Rigdon, our President and Chief Executive Officer. Mr. Rigdon attends the meetings of the Compensation Committee regarding executive compensation for all other executive officers and discusses his recommendations with the Compensation Committee, including his evaluation of the performance of the other executive officers in arriving at his recommendations, which are based on his direct evaluation of such executives, after receiving input from the peers of such executives and others, if necessary. These recommendations are considered by the Compensation Committee, along with other relevant data, in determining the total compensation for such executives.

The Compensation Committee has directly engaged, and may in the future engage, compensation consultants familiar with our industry to advise the Compensation Committee regarding certain compensation issues. The assignments of the consultants are determined by the Compensation Committee, although management may have input into these assignments. No compensation consultants were engaged during the years ended June 30, 2010, 2011 or 2012.

Nominating and Corporate Governance Committee. During the year ended June 30, 2012, the members of the Nominating and Corporate Governance Committee were Michael Storey (replaced by Lorenzo Lamadrid in October 2011 upon Mr. Storey’s death), Denis Slavich and Harry Rubin. Mr. Lamadrid also assumed the Chairmanship of the Nominating and Corporate Governance Committee in October 2011. All of the members of the Nominating and Corporate Governance Committee were and are independent within the meaning of Rule 5605 of the NASDAQ Listing Rules. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board which is available under “Corporate Governance” at the “Investors” section of our website at www.synthesisenergy.com. The Nominating and Corporate Governance Committee met four times during the year ended June 30, 2012.

The primary purpose of the Nominating and Corporate Governance Committee is to provide oversight on the broad range of matters surrounding the composition and operation of the Board. These matters include identifying individuals qualified to become Board members, recommending to the Board director nominees, and recommending to the Board a set of corporate governance principles applicable to us.

Director Nominations Process. Nominating functions are handled by the Nominating and Corporate Governance Committee pursuant to its charter. Our Bylaws also contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at our annual meeting of stockholders. Historically, we have not had a formal policy concerning stockholder recommendation to the Nominating and Corporate Governance Committee (or its predecessors), other than the provisions contained in our Bylaws. To date, we have not received any recommendations from stockholders requesting that the Nominating and Corporate Governance Committee (or any predecessor) consider a candidate for inclusion among the Nominating and Corporate Governance Committee’s slate of nominees in our proxy statement, and therefore we believe that, other than the provisions contained in our Bylaws, no formal policy concerning stockholder recommendations is needed. There are no differences in the criteria used by the Nominating and Corporate Governance Committee when evaluating nominations made by our stockholders.

In evaluating director nominees, the Nominating and Corporate Governance Committee considers the following factors:

•	the appropriate size of the Board;

•	our needs with respect to the particular talents and experience of our directors;

•

the knowledge, skills and experience of nominees, including experience in technology, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	familiarity with our business and industry;

•	experience with accounting rules and practices; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The goal of the Nominating and Corporate Governance Committee is to assemble a Board that brings us a variety of perspectives and skills derived from high quality business and professional experience.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it deems to be in the best interests of us and our stockholders. The Nominating and Corporate Governance Committee does, however, believe it appropriate that a majority of the members of the Board meet the definition of “independent director” under the rules of The NASDAQ Stock Market, as is required under such rules. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of our management to participate as members of the Board. Although not part of any formal policy, our goal is a balanced and diverse Board, with members whose skills, backgrounds and experiences are complimentary and, together, cover the spectrum of areas that impact our business. As part of this evaluation and to further our commitment to diversity, the Nominating and Corporate Governance Committee assesses whether the nominees, as a group, collectively represent a diversity of views, backgrounds, and experiences that will enhance the Board’s and our effectiveness.

The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Board decides not to re-nominate a member for re-election, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nominating and Corporate Governance Committee and the Board are polled for suggestions as to individuals meeting such criteria. Research may also be performed to identify qualified individuals. In the past, we have also engaged third parties and search firms to identify or evaluate or assist in identifying potential nominees.

Our Bylaws provide that nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors. However, a stockholder may nominate a person for election as a director at a meeting only if written notice of such stockholder’s intent to make such nomination has been given as described under “Other Information – Stockholder Proposal Information” in this proxy statement. Pursuant to the requirements of our Bylaws, each notice must set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (b) as to the stockholder giving the notice, among other things, (i) the name and address, as they appear on our books, of such stockholder and (ii) the class and number of our shares that are beneficially owned by such stockholder and that are owned of record by such stockholder. There have not been any material changes to the procedures by which stockholders may recommend nominees to the Board since the Annual Meeting of Stockholders for the year ended June 30, 2011.

Code of Ethics. We have adopted a Code of Business and Ethical Conduct that applies to all of our employees, as well as each member of our Board. The Code of Business and Ethical Conduct is available under “Corporate Governance” at the “Investors” section of our website at www.synthesisenergy.com. We intend to post amendments to or waivers from the Code of Business and Ethical Conduct (to the extent applicable to our principal executive officer, principal financial officer or principal accounting officer) at this location on our website.

Where to Find Corporate Governance Information

The charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee and our Code of Business and Ethical Conduct are available under “Corporate Governance” at the “Investors” section of our website at www.synthesisenergy.com. Copies of these documents are also available in print form at no charge by sending a request to Kevin Kelly, our Chief Accounting Officer, Controller and Secretary, Synthesis Energy Systems, Inc., Three Riverway, Suite 300, Houston, Texas 77056, telephone (713) 579-0606.

Proposal 2

AMENDMENT TO AMENDED AND RESTATED 2005 INCENTIVE PLAN

General

As of September 30, 2012, the 2005 Plan only had approximately 386,533 shares remaining available for future issuance for awards. Effective October 12, 2012, our Board approved and adopted an amendment to the 2005 Plan, subject to stockholder approval, to increase the number of shares available for grant under the 2005 Plan from 8,000,000 to 9,800,000 in order to assure that adequate shares will be available for future grants.

We believe that substantial equity participation by employees is important in creating an environment in which employees will be motivated to remain employed and be productive for long periods of time in helping us to achieve our goals. We further believe that the attraction, retention and motivation of highly qualified personnel is essential to our continued growth and success and that continued awards under the 2005 Plan are necessary for us to remain competitive in our compensation practices. In addition, we believe that the 2005 Plan is an effective way to assure alignment of employees’ and stockholders’ interests and believe all such equity incentives are in the best interest of the stockholders. In addition, our directors receive annual compensation in restricted shares or stock option awards. Additional shares are needed under the 2005 Plan to ensure that grants to our directors can continue to be made on an annual basis.

A copy of the amendment is attached to this proxy as Appendix A. The amendment to the 2005 Plan is being submitted for your approval pursuant to the rules and regulations of the SEC and the NASDAQ Stock Market.

Description of 2005 Plan

The description set forth below summarizes the principal terms and conditions of the 2005 Plan, does not purport to be complete and is qualified in its entirety by reference to the 2005 Plan, which is filed as Exhibit 10.13 to the Amendment No. 3 to our Registration Statement (Registration No. 333-140367) on Form SB-2 filed on May 1, 2007. The first amendment to the 2005 Plan is filed as Annex B to our Proxy Statement on Schedule 14A filed on November 15, 2007.

General. The primary objectives of the 2005 Plan are to:

•	attract and retain selected key employees, consultants and outside directors;

•	encourage their commitment;

•	motivate superior performance;

•	facilitate attainment of ownership interests in us;

•	align personal interests with those of our stockholders; and

•	enable them to share in our long-term growth and success.

Shares Subject to 2005 Plan. The aggregate number of shares of our common stock that may be issued with respect to incentive awards shall be 9,800,000 shares. All of the 9,800,000 authorized shares reserved for issuance under the 2005 Plan (pursuant to the previous sentence) shall be available for incentive stock options. The number of shares that are the subject of incentive awards under the 2005 Plan that are forfeited or terminated, expire unexercised, withheld for tax withholding requirements, are settled in cash in lieu of common stock or in a manner such that all or some of the shares covered by an incentive award are not issued to a grantee or are exchanged for incentive awards that do not involve common stock, shall again immediately become available for incentive awards under the 2005 Plan. The maximum aggregate number of shares of common stock (including stock options, stock appreciation rights, restricted stock, performance units and performance shares paid out in shares, or other stock-based awards paid out in shares) that may be granted or that may vest, as applicable, in any calendar year pursuant to any incentive award held by any individual employee shall be five million (5,000,000). The maximum aggregate cash payout (including stock appreciation rights, performance units and performance shares paid out in cash, or other stock-based awards paid out in cash) with respect to incentive awards granted in any calendar year which may be made to any individual employee shall be $5,000,000. The number of shares available under both the 2005 Plan and outstanding incentive awards are subject to adjustments to prevent enlargement or dilution of rights resulting from stock dividends, stock splits, recapitalization or similar transactions, or resulting from a change in applicable laws or other circumstances.

Administration. The 2005 Plan is administered by a committee, which is appointed by our Board of Directors, and which consists of not less than two directors, each of whom (i) fulfills the “non-employee director” requirements of Rule 16b-3 under the Exchange Act, (ii) is certified by the Board as an independent director and (iii) fulfills the “outside director” requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee currently administers the Plan.

The committee is authorized to, among other things, select grantees under the 2005 Plan and determine the size, duration and type, as well as terms and conditions (which need not be identical) of each incentive award. The committee also construes and interprets the 2005 Plan and any related incentive agreements. Subject to any stockholder approval requirements, the committee, in its discretion, may modify outstanding incentive awards. Further, the committee has the authority, in its discretion, to reprice any incentive awards. All determinations and decisions of the committee are final, conclusive and binding on all parties. We have agreed to indemnify members of the committee against any damage, loss, liability, cost or expenses arising in connection with any claim, action, suit or proceeding by reason of any action taken or failure to act under the 2005 Plan (including such indemnification for a person’s own sole concurrent negligence or strict liability), except for any such act or omission constituting willful misconduct or gross negligence.

Eligibility. Our employees, consultants, and outside directors and those of our subsidiaries are eligible to participate in the 2005 Plan as determined by the committee. We currently have 131 employees, three active consultants and four non-employee directors who are not also consultants.

Types of Incentive Awards. Under the 2005 Plan, the committee may grant incentive awards which may be any of the following:

•	incentive stock options as defined in Section 422 of the Code;

•	“nonqualified” stock options; and

•	shares of restricted stock.

Incentive stock options and nonqualified stock options together are called “options.” The terms of each incentive award will be reflected in an incentive agreement between us and the grantee.

Options. Generally, options must be exercised within 5 years of the grant date; provided, however, incentive stock options granted to 10% or greater stockholders must be exercised within five years. Incentive stock options may only be granted to employees. The exercise price of each option may not be less than 100% of the fair market value of a share of our common stock on the date of grant, or 110% for an incentive stock option granted to a 10% or greater stockholder. To the extent that the aggregate fair market value of shares of our common stock with respect to which incentive stock options are exercisable for the first time by any employee during any calendar year exceeds $100,000, such options must be treated as nonqualified stock options.

The exercise price of each option is payable in cash or, in the committee’s discretion, by withholding shares which would otherwise be acquired on the exercise of the option, or by a combination of the foregoing.

An employee will not recognize any income for federal income tax purposes at the time an incentive stock option is granted, or on the qualified exercise of an incentive stock option, but instead will recognize capital gain or loss upon the subsequent sale of shares acquired in a qualified exercise. The exercise of an incentive stock option is qualified if an optionee does not dispose of the shares acquired by such exercise within two years after the incentive stock option grant date and one year after the exercise date. We are not entitled to a tax deduction as a result of the grant or qualified exercise of an incentive stock option.

An optionee will not recognize any income for federal income tax purposes, nor will we be entitled to a deduction, at the time a nonqualified stock option is granted. However, when a nonqualified stock option is exercised, the optionee will recognize ordinary income in an amount equal to the difference between the fair market value of the shares received and the exercise price of the nonqualified stock option, and we will generally recognize a tax deduction in the same amount at the same time.

Restricted Stock. Restricted stock may be subject to substantial risk of forfeiture, a restriction on transferability or rights of repurchase or first refusal, as determined by the committee and specified in the incentive agreement. Unless otherwise specified in the incentive agreement, during the period of restriction, a grantee will have all other rights of a stockholder, including the right to vote the shares and receive the dividends paid thereon.

A grantee will not recognize taxable income upon the grant of an award of restricted shares (nor will we be entitled to a deduction) unless the grantee makes an election under Section 83(b) of the Code. If the grantee makes a Section 83(b) election within 30 days of the date the restricted shares are granted, then the grantee will recognize ordinary income, for the year in which the award is granted, in an amount equal to the excess of the fair market value of the shares of common stock at the time the award is granted over the purchase price, if any, paid for the shares of common stock. If such election is made and the grantee subsequently forfeits some or all of the shares, then the grantee generally will not be entitled to any refund of taxes paid as a result of the Section 83(b) election, and may take a loss only with respect to the amount actually paid for the shares. If a Section 83(b) election is not made, then the grantee will recognize ordinary income at the time that the forfeiture provisions or restrictions on transfer lapse in an amount equal to the excess of the fair market value of the shares of common stock at the time of such lapse over the original price paid for the shares of common stock, if any. The grantee will have a tax basis in the shares of common stock acquired equal to the sum of the price paid, if any, and the amount of ordinary income recognized at the time the Section 83(b) election is made or at the time the forfeiture provisions or transfer restriction lapse, as is applicable.

Upon the disposition of shares of common stock acquired pursuant to an award of restricted shares, the grantee will recognize a capital gain or loss in an amount equal to the difference between the sale price of the shares of common stock and the grantee’s tax basis in the shares of common stock. This capital gain or loss will be a long-term capital gain or loss if the shares are held for more than one year. For this purpose, the holding period will begin after the date on which the forfeiture provisions or restrictions lapse if a Section 83(b) election is not made, or on the date after the award is granted if the Section 83(b) election is made.

We will generally be entitled to a corresponding tax deduction at the time the grantee recognizes ordinary income on the restricted stock, whether by vesting or a Section 83(b) election, in the same amount as the ordinary income recognized by the grantee.

Supplemental Payments for Taxes. The committee may grant, in connection with an incentive award (except for incentive stock options), a supplemental payment in an amount not to exceed the amount necessary to pay the federal, state and foreign income taxes payable by a grantee with respect to the incentive award and the receipt of such supplemental payment. This payment will also be ordinary income to the grantee.

Other Tax Considerations. Upon accelerated exercisability of options and accelerated lapsing of restrictions upon restricted stock or other incentive awards in connection with a “change in control,” certain amounts associated with such incentive awards could, depending upon the individual circumstances of the grantee, constitute “excess parachute payments” under the golden parachute provisions of Section 280G of the Code. Such a determination would subject the grantee to a 20% excise tax on those payments and deny us a corresponding deduction. Whether amounts constitute “excess parachute payments” depends upon, among other things, the value of the accelerated incentive awards and the past compensation of the grantee.

Section 409A of the Code generally provides that any deferred compensation arrangement which does not meet specific requirements regarding (i) timing of payouts, (ii) advance election of deferrals and (iii) restrictions on acceleration of payouts results in immediate taxation of any amounts deferred to the extent not subject to a substantial risk of forfeiture. In addition, tax on the amounts included in income is also subject to a 20% excise tax and interest. In general, to avoid a violation of Section 409A of the Code, amounts deferred may only be paid out on separation from service, disability, death, a specified time, a change in control (as defined by the Treasury Department) or an unforeseen emergency. Furthermore, the election to defer generally must be made in the calendar year prior to performance of services, and any provision for accelerated payout other than for reasons specified by the Treasury Department may cause the amounts deferred to be subject to early taxation and to the imposition of the excise tax. Section 409A of the Code is broadly applicable to any form of deferred compensation other than tax-qualified retirement plans and bona fide vacation, sick leave, compensatory time, disability pay or death benefits, and may be applicable to certain awards under the 2005 Plan. The Treasury Department has provided interim guidance on transition issues and the meaning of various provisions of new Section 409A of the Code and is expected to provide additional guidance in the form of final regulations. Incentive awards under the 2005 Plan that are subject to Section 409A of the Code are intended to satisfy the requirements of Section 409A of the Code, as specified in an incentive agreement.

Generally, taxable compensation earned by “covered employees” (as defined in Section 162(m) of the Code) for options or other performance-based incentive awards under the 2005 Plan is intended to constitute qualified performance-based compensation. We should, therefore, be entitled to a tax deduction for compensation paid in the same amount as the ordinary income recognized by the covered employees without any reduction under the limitations of Section 162(m) on deductible compensation paid to such employees. However, the committee may determine, within its sole discretion, to grant incentive awards to such covered employees that do not qualify as performance-based compensation. Under Section 162(m), we are denied a deduction for annual compensation paid to such employees in excess of one million dollars ($1,000,000).

THE FOREGOING IS A SUMMARY OF THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES THAT GENERALLY WILL ARISE UNDER THE CODE WITH RESPECT TO INCENTIVE AWARDS GRANTED UNDER THE 2005 PLAN AND DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF ALL RELEVANT PROVISIONS OF THE CODE. MOREOVER, THIS SUMMARY IS BASED UPON CURRENT FEDERAL INCOME TAX LAWS UNDER THE CODE, WHICH ARE SUBJECT TO CHANGE. THE TREATMENT OF FOREIGN, STATE, LOCAL OR ESTATE TAXES IS NOT ADDRESSED. THE TAX CONSEQUENCES OF THE INCENTIVE AWARDS ARE COMPLEX AND DEPENDENT UPON EACH INDIVIDUAL’S PERSONAL TAX SITUATION. ALL PARTICIPANTS ARE ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR RESPECTING INCENTIVE AWARDS.

Termination of Employment and Change in Control. The committee shall provide in the grantee’s incentive agreement for exercisability periods and vesting and any other terms in connection with the grantee’s termination of employment, death, disability or retirement. Subject to the conditions and limitations of the 2005 Plan and applicable law, in the event that a grantee ceases to be an employee, outside director or consultant, as applicable, for whatever reason, the committee and grantee may mutually agree with respect to any outstanding option or other incentive award then held by the grantee (i) for an acceleration or other adjustment in any vesting schedule applicable to the incentive award, (ii) for a continuation of the exercise period following termination for a longer period than is otherwise provided under such incentive award, or (iii) to any other change in the terms and conditions of the incentive award. In the event of any such change to an outstanding inventive award, a written amendment to the grantee’s incentive agreement shall be required. If we undergo a “change in control,” all outstanding options become immediately exercisable. These provisions could in some circumstances have the effect of an “anti-takeover” defense because they could make a takeover more expensive.

Incentive Awards Nontransferable. No incentive award may be assigned, sold or otherwise transferred by a grantee, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, or be subject to any encumbrance, pledge, lien, assignment or charge. An incentive award may be exercised during the grantee’s lifetime only by the grantee or the grantee’s legal guardian. However, in the discretion of the committee, the incentive agreement for a nonqualified stock option may provide that the nonqualified stock option is transferable to immediate family. The 2005 Plan contains provisions permitting such a transfer if approved by the committee and included in the incentive agreement.

Amendment and Termination. Our Board may amend or terminate the 2005 Plan at any time, subject to all necessary regulatory and stockholder approvals. No termination or amendment of the 2005 Plan will adversely affect in any material way any outstanding incentive award previously granted to a grantee without his consent.

Securities Authorized For Issuance Under Equity Compensation Plans

The following table sets forth information regarding our existing equity compensation plans as of June 30, 2012.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	6,750,201	(2)	$0.94	336,533	(2)
Equity compensation plans not approved by security holders	—		—	—

Total as of June 30, 2012	6,750,201		$0.94	336,533

(1)	Consists of the 2005 Plan.
(2)	Of the total 8,000,000 shares under the 2005 Plan, options to acquire 6,750,201 shares of commons stock were outstanding at June 30, 2012 and 152,468 shares of restricted stock had been granted under the 2005 Plan.

Plan Benefits

No determination has been made as to any awards that will be made to directors, officers or other employees upon approval of the proposed amendment of the 2005 Plan.

Vote Required

The approval of the amendment to the 2005 Plan requires the affirmative vote of the holders of a majority of the shares represented at the Annual Meeting, in person or by proxy, and entitled to vote. For the approval of the amendment to the 2005 Plan, you may vote “FOR” or “AGAINST” or abstain from voting. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the effect of a negative vote. If you hold your shares through a broker, bank, trustee or other nominee and you do not instruct them on how to vote on this proposal, your broker or other nominee will not have authority to vote your shares. Broker non-votes will have no effect on the approval of this proposal.

Board Recommendation

The Board recommends a vote “FOR” the amendment to the 2005 Plan.

Proposal 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR ENDING JUNE 30, 2013

In November 2008, PricewaterhouseCoopers LLP, a U.S. based accounting firm (“PwC”), became our independent registered public accountants. The Audit Committee, in its capacity as a committee of the Board, has appointed PwC to audit our financial statements for the fiscal year ending June 30, 2013. Representatives of PwC plan to attend the Annual Meeting and will be available to answer appropriate questions from stockholders. These representatives will be able to make a statement at the Annual Meeting if they wish, although we do not expect them to do so.

Stockholder ratification of the appointment of PwC is not required by the rules of the NASDAQ Stock Market or the SEC or by our Bylaws. However, our Board is submitting the appointment of PwC to you for ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, the Audit Committee will review its future selection of our independent registered public accountants. Even if the appointment of PwC is ratified, the Audit Committee may change to different independent registered public accountants if it determines a change may be in the best interest of us and our stockholders.

Vote Required

The ratification of PwC as our independent registered public accountants for the fiscal year ending June 30, 2013 requires the affirmative vote of the holders of a majority of the shares represented at the Annual Meeting, in person or by proxy, and entitled to vote. For the ratification of our independent registered public accountants, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the effect of a vote “AGAINST” this proposal. If you hold your shares through a broker, bank, trustee or other nominee and you do not instruct them how to vote on this proposal, your broker may have authority to vote your shares. Broker non-votes will have no effect on the approval of this proposal.

Board Recommendation

The Board recommends a vote “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending June 30, 2013.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board in overseeing (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the qualifications and independence of the independent registered public accountants and (iv) the performance of our internal auditors (or other personnel responsible for the internal audit function) and independent registered public accountants. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the directors, the independent registered public accountants and our financial management. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accountants for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. The independent registered public accountants report directly to the Audit Committee.

Management is responsible for the preparation, presentation, and integrity of our consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is also responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of our system of internal control over financial reporting. Our independent registered public accountants are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The Audit Committee’s responsibility is to monitor and oversee these processes and the engagement, independence and performance of our independent registered public accountants. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accountants.

The Audit Committee met with our independent registered public accountants and discussed the overall scope and plans for their audit. The Audit Committee also discussed with the independent registered public accountants matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of our consolidated financial statements and the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

PwC also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and the Audit Committee discussed its independence with the independent registered public accountants. When considering PwC’s independence, the Audit Committee considered the non-audit services provided to us by the independent registered public accountants and concluded that such services are compatible with maintaining the independence of the independent registered public accountants.

The Audit Committee reviewed and discussed our audited consolidated financial statements for the fiscal year ended June 30, 2012 with management and PwC. Based on the Audit Committee’s review of the audited consolidated financial statements and the meetings and discussions with management and the independent registered public accountants and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended June 30, 2012 filed with the SEC.

Denis Slavich
Harry Rubin
Xu Ziwang

INFORMATION REGARDING THE INDEPENDENT REGISTERED PUBLIC

ACCOUNTANT’S FEES, SERVICES AND INDEPENDENCE

Independent Registered Public Accountant Fees

In the years ended June 30, 2012 and June 30, 2011, PwC, and KPMG LLP, a U.S. based accounting firm and our prior audit firm (“KPMG”), provided services in the following categories and amounts:

	June 30, 2012		June 30, 2011
Audit Fees	$445,000		$455,000
Audit-Related Fees	$—		$—
Tax Fees	$—		$—
All Other Fees	$—		$—

Total	$445,000	(1)	$455,000	(1)

(1)	Includes $10,000 of audit fees for services rendered by KPMG for each of the years ended June 30, 2012 and 2011.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accountants

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accountants. These services may include audit services, audit-related services, tax services and other services subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. Alternatively, the engagement of the independent registered public accountants may be entered into pursuant to pre-approval policies and procedures established by the Audit Committee, provided that the policies and procedures are detailed as to the particular services and the Audit Committee is informed of each service. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table provides information concerning compensation paid or accrued during the fiscal years ended June 30, 2012, 2011 and 2010 to our principal executive officer and our principal financial officer:

Name and Principal Position	Year	Salary		Bonus		Stock Awards		Option Awards (1)		Non-Equity Incentive Plan Compensation		All Other Compensation		Total
Robert Rigdon President and CEO	2012 2011 2010	$ $ $	300,000 300,000 300,000	$ $ $	120,000 120,000 120,000	$ $ $	— — —	$ $ $	— 1,066,394 —	$ $ $	— — —	$ $ $	— — —	$ $ $	420,000 1,486,394 420,000
Kevin Kelly Chief Accounting Officer, Controller and Secretary	2012 2011 2010	$ $ $	230,000 230,000 230,000	$ $ $	— 34,500 69,000	$ $ $	— — —	$ $ $	— — —	$ $ $	— — —	$ $ $	— — —	$ $ $	230,000 264,500 299,000

(1)	The amounts in the “Option Awards” column reflect the aggregate grant date fair value of awards pursuant to the 2005 Plan for the fiscal years ended June 30, 2010, 2011 and 2012, in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in “Note 11—Stock-Based Compensation” to our audited financial statements for the fiscal year ended June 30, 2012 included in our Annual Report on Form 10-K for the year ended June 30, 2012. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

Employment Agreements

On April 8, 2011, we entered into an Amended and Restated Employment Agreement with Mr. Rigdon, which replaced his employment agreement dated March 14, 2008, as amended on March 31, 2009. The employment agreement has a term of three years, with automatic renewal for successive one year periods unless either we or Mr. Rigdon elects not to renew. He is entitled to receive an annual base salary of up to $300,000 and a bonus of $120,000 payable in two equal installments within 10 days of January 1 and July 1 of a given year. He may also receive an outperformance bonus annually as may be awarded in the sole discretion of the Compensation Committee. Mr. Rigdon’s salary is subject to increase in the discretion of the Board. In connection with the execution of the employment agreement, Mr. Rigdon also received a grant of options to acquire 400,000 shares of our common stock vesting in four equal annual installments with the first vesting occurring on the date of the employment agreement. The employment agreement prohibits Mr. Rigdon from competing with us during his employment and for a period of twelve months thereafter and is also prohibited from soliciting our employees for a period of twelve months after the termination of the employment agreement. Mr. Rigdon is also subject to confidentiality and non-disparagement obligations for a period of five years after cessation of his employment with us. Payments under the agreement to Mr. Rigdon in connection with his termination or a change of control are described below under “–Potential Payments Upon Termination or Change of Control.”

Our agreement with Mr. Kelly became effective October 16, 2008 and has a term of two years, with automatic renewal for two additional one year periods unless either we or Mr. Kelly elects not to renew. He currently receives an annual base salary of up to $230,000 and bonuses as may be awarded from time to time based on criteria established by our chief executive officer, including a performance bonus targeted at 50% of his base salary. The Compensation Committee also evaluates Mr. Kelly’s salary on an annual basis and will determine if any additional increases are warranted. The employment agreement prohibits Mr. Kelly from competing with us during his employment and for a period of eighteen months thereafter if he is terminated by us, if he resigns without good reason or if either he or us elects not to renew the agreement past its initial term. Mr. Kelly is also subject to a confidentiality obligation for a period of five years after cessation of his employment with us. Payments under the agreement to Mr. Kelly in connection with his termination or a change of control are described below under “ –Potential Payments Upon Termination or Change of Control.”

Effective October 10, 2012, we entered into a new employment letter with Mr. Kelly, which replaced the above described employment agreement. Under the letter, Mr. Kelly’s employment is terminable by either us or Mr. Kelly at any time, with or without notice. Mr. Kelly is still entitled to receive an annual base salary of up to $230,000 and also an annual performance bonus as may be awarded in the sole discretion of the Compensation Committee. Mr. Kelly’s salary is subject to increase in the discretion of the Board. The letter prohibits Mr. Kelly from competing with us during his employment and for a period of twenty four months thereafter and is also prohibited from soliciting our employees for a period of twenty four months after the termination of his employment. Mr. Kelly also continues to be subject to confidentiality and non-disparagement obligations.

Potential Payments upon Termination or Change of Control

Pursuant to the terms of Mr. Rigdon’s employment agreement, upon a termination without cause (including non-renewal of his employment agreement by us), a voluntary termination for good reason or a termination for any reason (other than by us for cause) within 60 days of a change of control (as defined in his employment agreement), Mr. Rigdon is entitled to receive (i) a severance payment of twelve months of base salary (as of the date of termination), (ii) payment of any bonus earned and not yet paid, and (iii) reimbursement of his COBRA premiums through the earlier of (a) twelve months after termination or (b) until he is eligible to participate in the health insurance plan of another employer. In addition, all unvested options shall automatically vest as of the termination date.

Pursuant to the terms of his employment agreement in place as of June 30, 2012, upon a termination without cause or a voluntary termination for good reason, Mr. Kelly is entitled to receive a severance payment of up to twelve months of base salary (as of the date of termination) for the remainder of the term of his agreement and in accordance with the terms thereof and all unvested options shall automatically vest as of the termination date. In addition, in connection with a termination without cause, Mr. Kelly is entitled to reimbursement of his COBRA premiums through the earlier of (i) twelve months after his termination or (ii) until he is eligible to participate in the health insurance plan of another employer. Upon a change of control (as defined in his employment agreement), all unvested options of Mr. Kelly would automatically vest on the effective date of the change of control, even if his employment is not terminated.

Under his new employment letter described above, upon (a) a termination without cause (as defined in the letter), (b) a voluntary termination for good reason (as defined in the letter) or (c) a termination for any reason, other than the Company for cause, within 60 days of a change of control (as defined in the letter), and provided that he executes a release, Mr. Kelly is entitled to receive (i) a severance payment of up to six months of base salary (such payments shall cease once he secures new employment), (ii) continued health benefits through the earlier of (x) twelve months after his termination or (y) until he is eligible to participate in the health insurance plan of another employer (provided such benefits are substantially similar to what Mr. Kelly received from the Company) and (iii) payment of any other salary or bonus that he would have been otherwise entitled to receive under the letter as of the date of the termination. In addition, all unvested options shall automatically vest as of the termination date.

Upon a voluntary termination without good reason, termination for cause, death or disability, Messrs. Rigdon and Kelly would not be entitled to receive benefits from us except that in the case of the death or disability of Mr. Rigdon or Mr. Kelly, all unvested options shall automatically vest as of the termination date.

The following tables further describe the potential payments upon termination or a change in control for Messrs. Rigdon and Kelly.

Robert Rigdon

Chief Executive Officer and President

Executive Benefits and Payments Upon Termination (1)	Voluntary Termination ($)	Voluntary Termination for Good Reason ($)	For Cause Termination ($)	Involuntary Not for Cause Termination (2) ($)	Death or Disability ($)	After a Change in Control (3) ($)
Compensation
Severance (4)	—	300,000	—	300,000	—	300,000
Performance bonus (5)	—	120,000	—	120,000	—	—
Stock Options (Unvested and Accelerated) (6)	—	42,813	—	42,813	42,813	42,813

Benefits and Perquisites
Health and Welfare Benefits Continuation (7)	—	12,750	—	12,750	—	12,750
Tax Gross-up	—	—	—	—	—	—

Total	—	475,563	—	475,563	42,813	355,563

Kevin Kelly Chief Accounting Officer, Controller and Secretary

Executive Benefits and Payments Upon Termination (1)	Voluntary Termination ($)	Voluntary Termination for Good Reason ($)	For Cause Termination ($)	Involuntary Not for Cause Termination (2) ($)	Death or Disability ($)	After a Change in Control (3) ($)
Compensation
Severance (4)	—	230,000	—	230,000	—	—
Annual Cash Incentive (5)	—	—	—	—	—	—
Stock Options (Unvested and Accelerated) (6)	—	24,469	—	24,469	—	24,469

Benefits and Perquisites
Health and Welfare Benefits Continuation (7)	—	—	—	20,327	—	20,327
Tax Gross-up	—	—	—	—	—	—

Total	—	254,469	—	274,796	—	44,796

(1)	For purposes of this analysis, we assumed that the effective date of termination is June 30, 2012 and that the executive’s compensation is as follows: Mr. Rigdon’s base salary is equal to $300,000 and his performance bonus is equal to 40% of base salary; and Mr. Kelly’s base salary is equal to $230,000 and incentive target opportunity is equal to 50% of base salary.
(2)	Non-renewal of Mr. Rigdon’s agreement by us is considered an involuntary not for cause termination for purposes of his employment agreement.
(3)	In the case of Mr. Rigdon, “After a Change in Control” means a termination for any reason (other than by us for cause) within 60 days of a change in control. In the case of Mr. Kelly, “After a Change in Control” means automatically upon the occurrence of a change in control.

(4)	Under “Voluntary Termination for Good Reason” and “Involuntary Not for Cause Termination” (and in the case of Mr. Rigdon, under “After a Change in Control”) severance under Mr. Kelly’s agreements is all base salary for the remainder of the employment period for not less than twelve months and severance under Mr. Rigdon’s agreement is one year of base salary as in effect at the time of termination.
(5)	The bonus amounts included under “Voluntary Termination for Good Reason” and “Involuntary Not for Cause Termination” (and in the case of Mr. Rigdon, under “After a Change in Control”), are based on the maximum bonus that each executive could receive upon termination under their employment agreement for such reasons. The amounts of performance bonuses payable under the employment agreements of each of Messrs. Rigdon and Kelly are in the discretion of the Board and/or the Compensation Committee.
(6)	Pursuant to the terms of their employment agreements, under “Voluntary Termination for Good Reason,” “Involuntary Not for Cause Termination” or “After a Change in Control” for Messrs. Rigdon and Kelly, the vesting of all outstanding stock options will be accelerated and all stock options shall be 100% vested on the date of termination of employment or on the effective date of the “change in control,” as applicable.
(7)	Health and Welfare Benefits Continuation is calculated as 12 months of reimbursement of COBRA premiums under “Involuntary Not for Cause Termination” (and in the case of Mr. Rigdon under “Voluntary Termination for Good Reason” and “After a Change in Control”). Such benefits payable will cease prior to the end of 12 months if the executive is eligible to participate in the health insurance plan of another employer.

Outstanding Equity Awards for Year Ended June 30, 2012

The following table shows the number of shares covered by exercisable and unexercisable options held by our named executive officers on June 30, 2012. Each of the awards in the table was made under the 2005 Plan.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)	(j)
Robert Rigdon(1)	43,750	—	—	0.43	02/10/19	(2)	—	—	—	—
	43,750	—	—	0.66	03/31/19	(2)	—	—	—	—
	28,125	9,375	—	0.43	02/10/19	(3)	—	—	—	—
	75,000	25,000	—	0.66	03/31/19	(4)	—	—	—	—
	100,000	100,000	—	3.25	04/08/21	(5)	—	—	—	—
Kevin Kelly	28,125	9,375	—	0.43	02/10/19	(2),(6)	—	—	—	—
	18,750	6,250	—	0.73	01/09/19	(7)	—	—	—	—
	20,000	—	—	0.66	03/31/19		—	—	—	—
	75,000	25,000	—	0.66	03/31/19	(4)	—	—	—	—

(1)	Effective May 8, 2012, Mr. Rigdon transferred stock options to acquire 425,000 shares of common stock to his ex-wife pursuant to a domestic relations order.
(2)	Represents stock option awards made in connection with our stock option exchange program during fiscal 2009.
(3)	This option vests in four equal annual installments on each of February 10, 2010, 2011, 2012 and 2013.
(4)	This option vests in four equal annual installments on each of March 31, 2010, 2011, 2012 and 2013.
(5)	This option vests in four equal annual installments on each of April 8, 2011, 2012, 2013 and 2014.
(6)	This option vests in four equal annual installments on each of October 16, 2009, 2010, 2011 and 2012.
(7)	This option vests in four equal annual installments on each of January 9, 2010, 2011, 2012 and 2013.

Director Compensation

Independent directors, other than Mr. Lamadrid, receive a quarterly cash payment of $1,500 as reimbursement for expenses incurred in connection with their service on the Board. Prior to calendar 2012, non-executive directors who served as chair of a Board committee receive an annual grant of stock options with an aggregate value of $100,000 and all other non-executive directors received an annual grant of stock options with an aggregate value of $90,000, in each case based on a fair market valuation and the exercise price in the grant, while non-independent, executive directors received no compensation for their service on the Board. The options vested as to 25% of the shares on each of March 31, June 30, September 30 and December 31 in the year of grant and the exercise price was determined based on the closing price on the date of the grant. In March 2012, the Board approved compensation for 2012 for the independent directors of 36,667 shares of restricted stock, vesting 25% on each of March 31, June 30, September 30 and December 31 of 2012, along with cash payments of $11,250 to be paid to each independent director on each such vesting date. This compensation was in lieu of the option grants described above.

In addition, Messrs. Lamadrid has a consulting agreement with us and Mr. Bunnell had a services agreement which expired on July 31, 2012 with one of our affiliates, each as described below.

The following table summarizes the annual compensation for our non-employee directors during the year ended June 30, 2012.

Name (a)	Fees Earned or Paid in Cash (b)	Stock Awards (1) (2) (c)	Option Awards (1) (3) (d)	Non-Equity Incentive Plan Compensation (e)	Nonqualified Deferred Compensation Earnings (f)	All Other Compensation (g)		Total (h)
Lorenzo Lamadrid	$22,500	$55,000	—	—	—	$60,000	(4)	$137,500
Donald Bunnell	—	—	—	—	—	$114,600	(4)	$114,600
Michael Storey (5)	$1,500	—	—	—	—	—		$1,500
Denis Slavich	$28,500	$55,000	—	—	—	—		$83,500
Harry Rubin	$28,500	$55,000	—	—	—	—		$83,500
Xu, Ziwang	$28,500	$55,000	—	—	—	—		$83,500
Gao, Feng (6)	—	—	—	—	—	—		—
Yang, Guang (7)	—	—	—	—	—	—		—

(1)	The amounts in the “Stock Awards” and “Option Awards” column reflect the aggregate grant date fair value for the fiscal year ended June 30, 2012, in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in “Note 11—Stock-Based Compensation” to our audited financial statements for the fiscal year ended June 30, 2012 included in our Annual Report on Form 10-K for the year then ended. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(2)	As of June 30, 2012, Messrs. Lamadrid, Slavich, Rubin and Xu each had outstanding restricted stock awards for 36,667 shares of common stock.
(3)	As of June 30, 2012, Messrs. Lamadrid, Storey, Slavich, Rubin and Xu had outstanding options exercisable for a total of 441,226; 541,226; 541,226; 516,226 and 238,240 shares of common stock, respectively.
(4)	Represents compensation paid to Messrs. Lamadrid and Bunnell pursuant to their consulting agreement and service agreement as described below.
(5)	Mr. Storey passed away in October 2011.
(6)	Mr. Gao was appointed as Vice Chairman of the Board in September 2012.
(7)	Mr. Yang was appointed as a director in October 2012.

Mr. Lamadrid has a consulting agreement with us for his service as Chairman of our Board. The agreement was initially for a four-year term effective August 1, 2006 and was extended for an additional three years in August 2010. Mr. Lamadrid receives an annual consulting fee of $60,000 and reimbursement for reasonable expenses incurred in the performance of his services. The Compensation Committee also evaluates Mr. Lamadrid’s consulting fee on an annual basis and determines if any changes are warranted.

In March 2012, SES Resource Solutions, Ltd. (“SRS”), a joint venture owned 50% by us and 50% by Midas Resources AG, entered into a Heads of Agreement for Business Development Services with Donald Bunnell. The agreement expired on July 31, 2012. Pursuant to the SRS joint venture agreement, we are funding the expenses of SRS, including compensation of employees, until SRS generates enough income to cover its own expenses.

Mr. Bunnell was entitled to receive a monthly fee of $15,000 for ten days service and an additional $1,800 per day for any additional days that he worked during a given month, up to a maximum of an aggregate of $27,500 per month. He was also entitled to receive up to a 1% interest in SRS based on the achievement of certain performance goals set forth in the agreement. Mr. Bunnell was also entitled to receive a 15% free carried interest in the carried interest received by SRS for downstream projects which he originated on behalf of SRS, or a lesser interest, to be agreed upon, for downstream projects which he led, but did not originate. He was also entitled to reimbursement of his expenses in connection with his work.

OTHER INFORMATION

Principal Stockholders

The following table sets forth information with respect to the beneficial ownership of our common stock as of October 26, 2012, by:

•	each person who is known by us to beneficially own 5% or more of the outstanding class of our capital stock;

•	each member of the Board;

•	each of our executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. To our knowledge, each of the holders of capital stock listed below has sole voting and investment power as to the capital stock owned unless otherwise noted.

Name and Address of Beneficial Owner	Numbers of Shares of Common Stock Beneficially Owned	% of Common Stock Outstanding (1)
Hongye International Investment Group Co., Ltd. (2)
Haibowan District Wuhai City Inner Mongolia Autonomous Region Area People’s Republic of China	6,175,093	9.9
Columbia Wanger Asset Management, L.P. (4)
227 West Monroe Street, Suite 3000 Chicago, IL 60606	4,217,900	6.7
Shanghai Zhongmo Investment Management Co., Ltd. (3)
Unit 11, Room 2402 1188 Tangshan Road Shanghai 200082 People’s Republic of China	4,177,335	6.7
Donald Bunnell	3,804,318	6.1
Lorenzo Lamadrid (5)	3,652,893	5.8
Harry Rubin (6)	622,893	1.0
Denis Slavich (7)	597,893	*
Xu, Ziwang (8)	274,907	*
Gao, Feng (2)	6,175,093	9.9
Yang, Guang	—	—
Robert Rigdon (9)	310,625	*
Kevin Kelly (10)	166,250	*

Executive Officers and Directors as a group (9 persons)	15,604,872	24.1

*	Less than 1%
(1)	Based on 62,577,157 shares outstanding as of October 26, 2012.
(2)	Mr. Gao is the Chairman and President of Hongye and has sole voting and disposition control over these shares.
(3)	Mr. Zhao, Bing has sole voting and disposition control over these shares.
(4)	Based on information included in a Schedule 13F filed on August 14, 2012.
(5)	Includes 441,226 shares of common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days.

(6)	Includes 516,226 shares of common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days.
(7)	Includes 541,226 shares of common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days.
(8)	Includes 238,240 shares of common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days.
(9)	Includes 290,625 shares of common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days. Effective May 8, 2012, Mr. Rigdon transferred stock options to acquire 425,000 shares of common stock to his ex-wife pursuant to a domestic relations order. Mr. Rigdon no longer reports as beneficially owned any securities owned by his ex-wife.
(10)	Includes 163,750 shares of common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days.

Executive Officers and Key Employees

All of our executive officers and key employees are listed in the following table, and certain information concerning these officers and key employees, except for Mr. Rigdon, who is also a member of the Board, follows the table:

Name	Age	Position
Robert Rigdon	54	President, Chief Executive Officer and Director
Kevin Kelly	49	Chief Accounting Officer, Controller and Secretary
Francis Lau	65	Senior Vice President and Chief Technology Officer
William E. Preston	53	Senior Vice President, Global Business Development and Licensing
Dr. John Winter	58	Senior Vice President, Engineering and Project Operations

Kevin Kelly. Mr. Kelly joined us as our Controller in October 2008 and was named our Chief Accounting Officer and Secretary in November 2008. From 2005 to October 2008, Mr. Kelly served as the Corporate Controller for W-H Energy Services. Prior to that, Mr. Kelly held controllership and treasury management positions with a variety of public-traded companies and as an audit manager with Deloitte & Touche. Mr. Kelly is a certified public accountant and holds a B.A. in Accounting and Management from Houston Baptist University.

Francis Lau. Mr. Lau joined us in September 2008 as Senior Vice President and Chief Technology Officer. From January 2006 until joining us, he was Vice President of Gasification at GreatPoint Energy, in Cambridge, Massachusetts in charge of technology development. From 1970 until joining GreatPoint, Mr. Lau was the Executive Director of Gasification and Gas Processing Center at the Gas Technology Institute (“GTI”) in Des Plaines, Illinois. At GTI, he led research, development, demonstration, and deployment programs aimed at clean and efficient conversion of coal, biomass, and other feedstocks to electricity, hydrogen, and clean liquid fuels. Mr. Lau received a B.Sc. degree in Chemical Engineering from the University of Wisconsin, Madison, and M.Sc. in Chemical Engineering from Northwestern University, Evanston, Illinois.

William E. Preston. Mr. Preston joined us in February 2011 as Senior Vice President of Global Business Development and Licensing. Mr. Preston is a recognized gasification industry leader with approximately 30 years of business leadership, project development, project management, and project operations experience. Mr. Preston has previously served in senior positions at Great Point Energy, the Energy Capital Group, GE Energy, Texaco and ChevronTexaco. Early in his career, Mr. Preston worked on the design and startup teams, and then had extended operating assignments at the Cool Water Coal Gasification Program in California and the coal gasification unit at the Eastman Chemical plant in Kingsport, Tennessee. Mr. Preston’s experience at these early coal gasification facilities led to startup and technical service assignments at several gasification units around the world. Mr. Preston received a M.S., Chemical Engineering, from The University of Texas at Austin and a B.A., Chemistry from Pomona College in California.

Dr. John Winter. Dr. Winter joined us in November 2010 as Senior Vice President, Engineering and Project Operations. He is responsible for our engineering and equipment sourcing activities and projects in the implementation phase outside of China and he provides worldwide technology development support. Dr. Winter has over 30 years of experience in the petrochemical industry, including more than 15 years of gasification technology research, engineering design, technical services, and gasification plant operations. Dr. Winter has held senior positions at Range Fuels, Evergreen Energy, GE Energy, Texaco/ChevronTexaco, Worldwide Power and Gasification, Allied Plastics and Dow Chemical. Dr. Winter holds a B.S. and M.S. in Chemical Engineering from the University of Alabama and a PhD in Chemical Engineering from the University of Houston.

Certain Relationships and Related Party Transactions

Lorenzo Lamadrid, the Chairman of the Board, has a consulting agreement with us, and Donald P. Bunnell, one of our directors, had a services agreement which expired in July 2012 with SRS, a joint venture of which we own 50%, as disclosed under “Executive and Director Compensation—Director Compensation.”

The Audit Committee is required to approve all related party transactions regardless of the dollar amount. In assessing a related party transaction, the Audit Committee considers such factors as it deems appropriate including, without limitation, (i) the benefits to us of the transaction; (ii) the commercial reasonableness of the terms of the related party transaction; (iii) the materiality of the related party transaction to us; (iv) the extent of the related party’s interest in the related party transaction; and (iv) the actual or apparent conflict of interest of the related party participating in the related party transaction.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our equity securities, to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC and to furnish us a copy of each filed report.

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended June 30, 2012, our officers, directors and greater than 10% beneficial owners timely filed all required Section 16(a) reports.

Stockholder Proposal Information

If you want to present a proposal from the floor at the 2013 Annual Meeting of Stockholders or nominate a person for election to the Board at such meeting, you must give us written notice no later than the close of business on September 13, 2013 and no earlier than the opening of business on August 14, 2013, and follow the procedures outlined in our Bylaws. If the date of the 2013 Annual Meeting of Stockholders is more or less than 45 days from December 12, 2013, the one year anniversary of the Annual Meeting, your notice of a proposal will be timely if we receive it no earlier than the opening of business on the 120th day before the actual date of such meeting and no later than the later of (i) the close of business on the 90th day before the actual date of such meeting and (ii) the close of business on the tenth day following the date on which a written statement setting forth the date of such meeting was mailed to the stockholders or the date on which it is first disclosed to the public. In addition, in the event the number of directors to be elected at the 2013 Annual Meeting of Stockholders is greater than the number of directors whose terms expire at that meeting, and there is no public announcement by us naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on September 13, 2013, a stockholder’s notice shall be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received at our principal executive offices not later than the close of business on the 10th day following the date on which such public announcement was first made by us.

If we do not receive notice of your proposal within this time frame, our management will use its discretionary authority to vote the shares it represents as the Board may recommend. You may request a copy of the provisions of the Bylaws governing the requirements for notice at the below address.

If instead of presenting your proposal or nominee at the meeting you want your proposal to be considered for inclusion in next year’s proxy statement, you must submit the proposal in writing to our Secretary so that it is received by August 14, 2013 and it must set forth the specific information required by Rule 14a-8 or Rule 14a-18, as applicable, of Regulation 14A of the Exchange Act. Your notice should be sent to our Secretary, Synthesis Energy Systems, Inc., Three Riverway, Suite 300, Houston, Texas 77056. If the date of the Annual Meeting of Stockholders for the fiscal year ending June 30, 2013 is more than 30 days from December 12, 2013, the one year anniversary date of the Annual Meeting, a notice will be timely if we receive it a reasonable time before we begin to print and send our proxy materials for such meeting.

In each case, your notice should be sent to Kevin Kelly, our Chief Accounting Officer, Controller and Secretary, at Three Riverway, Suite 300, Houston, Texas 77056.

Other Matters

We have included a copy of our Annual Report to Stockholders and our Form 10-K for the fiscal year ended June 30, 2012, with this proxy statement, which includes our audited consolidated financial statements for the year then ended. We will bear the cost of soliciting proxies in the accompanying form. In addition to solicitation by mail, our officers, directors and regular employees may solicit your proxy by telephone, by facsimile transmission or in person, for which they will not be compensated.

We file annual, quarterly, current and special reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website at www.synthesisenergy.com. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549.

You may also request copies of any of our filings by writing or telephoning us at our principal executive office: Kevin Kelly, our Chief Accounting Officer, Controller and Secretary, Synthesis Energy Systems, Inc., Three Riverway, Suite 300, Houston, Texas 77056, telephone (713) 579-0606.

By Order of the Board of Directors,

/s/ Robert Rigdon

Robert Rigdon
President and Chief Executive Officer

APPENDIX A

SECOND AMENDMENT TO THE

SYNTHESIS ENERGY SYSTEMS, INC. 2005 INCENTIVE PLAN,

AS AMENDED AND RESTATED

WHEREAS, Synthesis Energy Systems, Inc. (the “Company”) previously adopted the Synthesis Energy Systems, Inc. 2005 Incentive Plan, as amended and restated, effective August 6, 2006, as further amended effective December 20, 2007 (the “Plan”); and

WHEREAS, the Board of Directors of the Company (the “Board”) has authorized an amendment of the Plan to increase the number of shares authorized for Incentive Awards thereunder from 8,000,000 shares to 9,800,000 shares.

NOW, THEREFORE, effective as of October 10, 2012, subject to approval by the Company’s stockholders within twelve (12) months of the effective date of this Amendment, Section 1.4 of the Plan is amended to replace the number Eight Million (8,000,000) with the number Nine Million Eight Hundred Thousand (9,800,000)”.

IN WITNESS WHEREOF, the Company has caused this Amendment to the Plan to be duly executed in its name and on its behalf by its duly authorized officer.

SYNTHESIS ENERGY SYSTEMS, INC.

By:	/s/ Robert Rigdon
Name: Robert Rigdon Title: President and Chief Executive Officer

ANNUAL MEETING OF STOCKHOLDERS OF SYNTHESIS ENERGY SYSTEMS, INC. December 12, 2012 PROXY VOTING INSTRUCTIONS INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in COMPANY NUMBER the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. ACCOUNT NUMBER Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.synthesisenergy.com Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.20830303000000000000 2 121212 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3 AND 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Election of Directors: To elect eight directors. FOR AGAINST ABSTAIN 2. To amend the Synthesis Energy Systems, Inc. Amended and Restated 2005 Incentive Plan to increase the number of shares NOMINEES: available from 8,000,000 to 9,800,000. FOR ALL NOMINEES O Lorenzo Lamadrid O Robert Rigdon WITHHOLD AUTHORITY O Donald Bunnell 3. To ratify the selection of PricewaterhouseCoopers LLP to serve FOR ALL NOMINEES O Denis Slavich as our independent registered public accountants for the year O Harry Rubin ended June 30, 2013. FOR (See ALL instructions EXCEPT below) O Xu, Ziwang O Gao, Feng 4. To consider and act on such other business as may properly O Yang, Guang come before the meeting or any adjournment or postponement of the meeting. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SYNTHESIS ENERGY SYSTEMS, INC. Three Riverway, Suite 300 Houston, Texas 77056 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Robert Rigdon and Kevin Kelly as the true and lawful attorneys, agents and proxies of the undersigned, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Synthesis Energy Systems, Inc. held of record by the undersigned on October 26, 2012 at the Annual Meeting of Stockholders to be held at the Company’s headquarters located at Three Riverway, Suite 300, Houston, Texas 77056, on December 12, 2012, or any adjournment or postponement thereof. (Continued and to be signed on the reverse side)